UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2017

Virtus Investment Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10994	95-4191764
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Pearl Street, 9th Floor, Hartford, CT		06103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 248-7971

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On June 1, 2017, Virtus Investment Partners, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition of RidgeWorth Holdings, LLC (“RidgeWorth”), a Delaware limited liability company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2016, by and among the Company, 100 Pearl Street 2, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and RidgeWorth.

Item 1.01.	Entry into a Material Definitive Agreement

Credit Agreement

To fund a portion of the purchase price for the RidgeWorth acquisition, the Company entered into a credit agreement (the “Credit Agreement”) on June 1, 2017 with, inter alia, the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc. as administrative agent. The Credit Agreement provides for (a) a $260.0 million term loan for the Company with a seven-year term and (b) a $100.0 million revolving credit facility for the Company with a five-year term. The Company has the right, subject to customary conditions specified in the Credit Agreement, to request additional revolving credit facility commitments and additional term loans to be made under the Credit Agreement up to an aggregate amount equal to the sum of (x) $75.0 million and (y) unlimited amounts subject to a pro forma secured net leverage ratio of the Company of no greater than 1.75 to 1.00. The proceeds of the term loans have been applied to pay a portion of the acquisition consideration for the Company’s acquisition of RidgeWorth and fees and expenses in connection therewith. The Credit Agreement also provides for a $7.5 million sub-limit for the issuance of standby letters of credit. The proceeds of the revolving credit facility may be used for general corporate purposes, including ongoing working capital requirements.

Amounts outstanding under the Credit Agreement bear interest at an annual rate equal to, at the option of the Company, either LIBOR (adjusted for reserves) for interest periods of one, two, three or six months (or, solely in the case of the revolving credit facility, if agreed to by each relevant Lender, twelve months or periods less than one month) (subject to a “floor” of 0% in the case of the revolving credit facility and 0.75% in the case of the term loan) or an alternate base rate, in either case plus an applicable margin. The applicable margins are initially set at 3.75%, in the case of LIBOR-based loans, and 2.75%, in the case of alternate base rate loans and will, following the first delivery of certain financial reports required under the Credit Agreement, range from 3.50% to 3.75%, in the case of LIBOR-based loans, and 2.50% to 2.75%, in the case of alternate base rate loans, based on the secured net leverage ratio of the Company as of the last day of the preceding fiscal quarter, as reflected in such financial reports. Interest is payable quarterly in arrears with respect to alternate base rate loans and on the last day of each interest period with respect to LIBOR-based loans (but, in the case of any LIBOR-based loan with an interest period of more than three months, at three-month intervals).

The term loans will amortize at the rate of 1.00% per annum payable in equal quarterly installments. In addition, the Credit Agreement requires that the term loans be mandatorily prepaid with (a) 50% of the Company’s excess cash flow on an annual basis, stepping down to 25% if the Company’s secured net leverage ratio declines below 1.00 to 1.00 and stepping down to 0% if the Company’s secured net leverage ratio declines below 0.50 to 1.00, (b) the net proceeds of certain asset sales, casualty or condemnation events, subject to customary reinvestment rights, and (c) the proceeds of any indebtedness incurred other than indebtedness permitted to be incurred by the Credit Agreement. At any time, upon timely notice, the Company may terminate the Credit Agreement in full, reduce the commitment under the facility in minimum specified increments or prepay loans in whole or in part, subject to the payment of breakage fees with respect to LIBOR-based loans and, in the case of any term loans that are prepaid in connection with a “repricing transaction” occurring within the six-month period following the closing date of the Credit Agreement, a 1.00% premium.

Under the terms of the Credit Agreement, the Company is required to pay certain fees to the Lenders, including, among others, a quarterly commitment fee on the average unused amount of the revolving credit facility, which fee is initially set at 0.50% and will, following the first delivery of certain financial reports required under the Credit Agreement, range from 0.375% to 0.50%, based on the secured net leverage ratio of the Company as of the last day of the preceding fiscal quarter, as reflected in such financial reports.

The obligations of the Company under the Credit Agreement are guaranteed by certain of its subsidiaries (the “Guarantors”) and secured by substantially all of the assets of the Company and the Guarantors, subject to customary exceptions.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge or dissolve, make investments, dispose of assets, engage in sale and leaseback transactions, make distributions and dividends and prepayments of junior indebtedness, engage in transactions with affiliates, enter into restrictive agreements, amend documentation governing junior indebtedness, modify its fiscal year and modify its organizational documents, subject to customary exceptions, thresholds, qualifications and “baskets.” In addition, the Credit Agreement contains a financial performance covenant, requiring a maximum leverage ratio, as of the last day of each of the four fiscal quarter periods, of no greater than the levels set forth in the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreement, on June 1, 2017, the Company terminated its existing Credit Agreement, dated as of September 30, 2016, with the lenders party thereto and The Bank of New York Mellon, as agent, and the credit documents entered into in connection therewith.

Item 2.01.	Completion of Acquisition or Disposition of Assets

Pursuant to the Merger Agreement, on June 1, 2017, Merger Sub merged with and into RidgeWorth in accordance with Delaware law (the “Merger”), with RidgeWorth continuing as the surviving company and a wholly owned subsidiary of the Company, with the name “Virtus Intermediate Holdings LLC.”

At the effective time of the Merger, each issued and outstanding limited liability company interest of RidgeWorth (other than the Rollover Equity Interests (as defined below)) was converted into the right to receive a portion of the merger consideration.

Immediately prior to the Merger, certain key employees of RidgeWorth (the “Rollover Employees”) exchanged a portion of their limited liability company interests in RidgeWorth (the “Rollover Equity Interests”) for a combination of (a) common stock of the Company, par value $0.01 per share (“Common Stock”), and (b) deferred cash consideration.

The purchase price paid at closing (the “Closing Purchase Price”) was approximately $433.9 million, plus approximately $61.8 million representing the fair market value of certain of RidgeWorth’s investments at the closing. The Closing Purchase Price reflects a reduction as a result of clients with approximately $3.75 billion in AUM as of March 31, 2017 not yet having provided the appropriate consents. Pending the receipt of those consents, the Company will manage those assets on an interim basis. The Closing Purchase Price also reflects adjustments for working capital and other balance sheet adjustments. Under the Merger Agreement, the Closing Purchase Price is subject to a true-up payment in respect of remaining client approvals obtained within the six months following closing as well as a customary post-closing adjustment.

The Company financed the acquisition through a combination of the Company’s balance sheet resources, net proceeds of the Company’s offerings of common stock and mandatory convertible preferred stock that priced in January 2017, term loan borrowings under the Credit Agreement, the issuance of Common Stock to the Rollover Employees as described in Item 3.02 below, and the deferred consideration payable to the Rollover Employees.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2016 and is incorporated by reference herein.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the Merger described in Item 2.01 above, on June 1, 2017, the Company issued 213,669 shares of Common Stock to the Rollover Employees in exchange for their Rollover Equity Interests at a price per share equal to $101.75 (the volume weighted average price of the Common Stock for the ten consecutive trading days immediately preceding closing), representing approximately $21.7 million in the aggregate. The Common Stock issued to the Rollover Employees has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws. The issuance of the Common Stock was made in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, in reliance on each Rollover Employee’s representation that he or she is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and that he or she acquired the Common Stock for his or her own account and not with a view to any resale or distribution thereof.

Item 8.01.	Other Events.

On June 1, 2017, the Company issued a press release announcing the consummation of the Merger. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements of business acquired.

The Company intends to file the financial statements of the business acquired as required by this Item 9.01(a) under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.

The Company intends to file pro forma financial information as required by this Item 9.01(b) under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 16, 2016, by and among Virtus Investment Partners, Inc., 100 Pearl Street 2, LLC, and RidgeWorth Holdings, LLC (incorporated by reference to Exhibit 2.1 of Virtus Investment Partners, Inc.’s Current Report on Form 8-K dated December 22, 2016).

10.1	Credit Agreement, dated as of June 1, 2017, by and among Virtus Investment Partners, Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the Lenders party thereto.

99.1	Press Release of Virtus Investment Partners, Inc., dated June 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: June 1, 2017	By:	/s/ Michael A. Angerthal
Name: Michael A. Angerthal
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 16, 2016, by and among Virtus Investment Partners, Inc., 100 Pearl Street 2, LLC, and RidgeWorth Holdings, LLC (incorporated by reference to Exhibit 2.1 of Virtus Investment Partners, Inc.’s Current Report on Form 8-K dated December 22, 2016).

10.1	Credit Agreement, dated as of June 1, 2017, by and among Virtus Investment Partners, Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the Lenders party thereto.

99.1	Press Release of Virtus Investment Partners, Inc., dated June 1, 2017.